EXHIBIT 3.2
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                           FOURTH AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                      ALLEGHENY ENERGY SUPPLY COMPANY, LLC


         This Limited Liability Company Agreement (together with the schedules attached hereto, this "AGREEMENT") of Allegheny Energy Supply Company, LLC (the "COMPANY"), is entered into by ALLEGHENY ENERGY, INC., a Maryland corporation ("ALLEGHENY"), and ML IBK POSITIONS, INC., a Delaware corporation ("MLIBK" and, together with Allegheny, the "MEMBERS"). Capitalized terms used and not otherwise defined herein have the meanings set forth on SCHEDULE A hereto.

         The Members, by execution of this Agreement, hereby amend and restate in entirety the Third Amended and Restated Limited Liability Company Agreement, effective as of November 12, 1999, of the Company, a limited liability company organized pursuant to and in accordance with the Delaware Limited Liability Company Act (6 DEL. C. Sections 18-101 ET SEQ.), as amended from time to time (the "ACT").

Section 1.   NAME.

         The name of the limited liability company formed hereby is Allegheny Energy Supply Company, LLC.

Section 2.   PRINCIPAL BUSINESS OFFICE.

         The principal business office of the Company shall be located at 4350 Northern Pike, Monroeville, Pennsylvania 15146-2841.

Section 3.   REGISTERED OFFICE AND AGENT.

         The address of the registered office of the Company for service of process in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Company at the foregoing address is The Corporation Trust Company.

Section 4.   MEMBERS.

        a. The mailing addresses of the Members are set forth on SCHEDULE B attached hereto.

        b. The Members may act by written consent of more than 50% of the total outstanding percentage interests in the Company held by the Members (a "MAJORITY"). MLIBK shall have no authority to bind the Company.

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        c.   The Members shall exercise all of their rights under this Agreement and under the Act with respect to the Company in accordance with their respective percentage interests (to the extent required by this Agreement or the Act) in the Company set forth on SCHEDULE B attached hereto (as it may be amended from time to time in accordance with Section 11 hereof), provided that Allegheny shall, irrespective of its actual percentage interest in the Company, at all times have and exercise at least 80% of all the voting rights with respect to the Company.

Section 5.   EXISTENCE.

         The existence of the Company as a separate legal entity shall continue until all of the Members determine in writing to dissolve the Company (provided that this Section shall not be construed to restrict or limit in any manner the Company's merger or consolidation with any other entity or its demise in connection with such action).

Section 6.   PURPOSES.

        a. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging, directly or indirectly through any of its subsidiaries, in any lawful act or activity for which limited liability companies may be formed under the Act, including, but not limited to, generating electrical power, entering into notional principal contracts with respect to electricity supply, acting as a wholesale power marketer within the jurisdiction of the Federal Energy Regulatory Commission (the "FERC") and trading energy commodities.

        b. The Company hereby agrees that: (i) any Officer of the Company be, and they hereby are, authorized for and on behalf of the Company to designate that a bank account be established to act as depository for the funds of the Company for and during such period as they may from time to time deem necessary or desirable in the interests of the Company and to open or close out from time to time such account so selected or reselected; (ii) any Officer of the Company be, and they hereby are, authorized and directed, in the name and on behalf of the Company, to take any and all action that they may deem necessary or advisable in order to establish such bank account from time to time for the efficient conduct of the Company's business; (iii) such bank account be used to initiate funds transfers and that any Officer of the Company be, and they hereby are, authorized to sign on such bank account any wire transfer documents necessary, including those that will designate those Officers of the Company who may be authorized to initiate wire transfers by phone from such bank account to Allegheny's bank account at PNC Bank and from such bank account to the Company's bank account; (iv) any Officer of the Company be, and they hereby are, authorized and directed, in the name and on behalf of the Company, to take any and all action that they may deem necessary or advisable in order to establish such account from time to time for the efficient conduct of the Company's business; and (v) any Officer of the Company be, and they hereby are, authorized to designate those Officers of the Company who may be authorized from time to time to sign checks on such bank account.

Section 7.   POWERS.

         Subject to SECTION 8, the Company, the Board of Directors and the Officers of the Company on behalf of the Company (i) shall have and exercise all powers necessary,

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convenient or incidental to accomplish its purposes as set forth in SECTION 6, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 8.   MANAGEMENT.

        a. BOARD OF DIRECTORS. The business and affairs of the Company shall be managed by or under the direction of a Board of not less than six Directors designated by the Members. Subject to the immediately preceding sentence, the Members may determine at any time in their sole and absolute discretion the number of Directors to constitute the Board, and the authorized number of Directors may be increased or decreased by the Board at any time in its sole and absolute discretion, provided that Allegheny shall at all times designate at least 80% of the Directors. The initial number of Directors shall be eight. Upon the terms and subject to the conditions set forth in Section 5.12 of the Asset Contribution and Purchase Agreement, MLCS shall have the right to nominate one Director to serve on the Board, who, as contemplated by Section 5.12 of the Asset Contribution and Purchase Agreement, may be a non-voting Director. Each Director elected, designated or appointed by the Members shall hold office until a successor is elected and qualified or until such Director's earlier death, resignation, expulsion or removal. A Director may or may not be a Member. The initial Directors designated by the Members are listed on SCHEDULE C hereto.

        b. POWERS. The Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to SECTION 6, the Board of Directors has the authority to bind the Company.

        c. MEETING OF THE BOARD OF DIRECTORS. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the Commonwealth of Pennsylvania. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board, provided that the Board of Directors shall have previously distributed to each Director an annual schedule of regular meetings. Special meetings of the Board may be called by the Chief Executive Officer or President on not less than one day's notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the Chief Executive Officer, President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.

        d. QUORUM: ACTS OF THE BOARD. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business. Except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

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        e.   ELECTRONIC COMMUNICATIONS. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

        f.   COMMITTEES OF DIRECTORS.

             i. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

             ii. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

             iii. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

        g. COMPENSATION OF DIRECTORS; EXPENSES. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        h. REMOVAL OF DIRECTORS. Unless otherwise restricted by law, any Directors nominated by Allegheny may be removed or expelled with or without cause, at any time by Allegheny. Any vacancy caused by any such removal or expulsion may be filled by Allegheny. Unless otherwise restricted by law, any Directors nominated by MLCS may be removed or (x) expelled, with or without cause, at any time by MLCS and (y) with cause, at any time by Allegheny. Any vacancy caused by any such removal or expulsion may be filled by MLCS.

        i. DIRECTORS AS AGENTS. To the extent of their powers set forth in this Agreement and subject to SECTION 8, the Directors (except for the Director nominated by MLCS) are agents of the Company for the purpose of the Company's business, and the actions of the Directors (except for the Director nominated by MLCS) taken in accordance with such powers set forth in this


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Agreement shall bind the Company. Except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

Section 9.   OFFICERS.

        a. OFFICERS. The initial and additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board shall choose a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. Upon the effectiveness of this Agreement, the Officers of the Company designated by the Members are listed on SCHEDULE D hereto and any persons formerly appointed as Officers of the Company shall automatically cease to be Officers of the Company.

        b. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer of the Company shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company, shall see that all orders and resolutions of the Board are carried into effect and shall have and perform such other duties as from time to time may be assigned to him by the Board.

        c. PRESIDENT. The President shall be the chief operating officer of the Company, shall preside, in the absence of the Chief Executive Officer, at all meetings of the Board, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including SECTION 7, (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in SECTION 10.

        d. VICE PRESIDENT. In the absence of the President or in the event of the President's inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

        e. SECRETARY AND ASSISTANT SECRETARY. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the


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Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Members, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election) shall, in the absence of the Secretary or in the event of the Secretary's inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

        f. TREASURER AND ASSISTANT TREASURER. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer's transactions and of the financial condition of the Company. The Assistant Treasurer or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer's inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

        g. OFFICERS AS AGENTS. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company's business and, subject to SECTION 8, the actions of the Officers taken in accordance with such powers shall bind the Company.

        h. DUTIES OF BOARD AND OFFICERS. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 10.  LIMITED LIABILITY.

         Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.

Section 11.  MEMBERSHIP INTEREST.

         On the date hereof, Allegheny's percentage interest in the Company shall be 98.033% and MLIBK's percentage interest in the Company shall be 1.967%. In the event additional members are admitted to the Company or additional capital contributions

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are made pursuant to Section 13 hereof, each Member's percentage interest in the
Company shall be expressed as a percentage equal to the product of (x) 100 and
(y) a fraction, the numerator of which is the sum of (a) the product of the Member's percentage interest in the Company immediately prior to such admission or additional contribution and the fair market value of the Company at such time and (b) the amount of any additional contribution made at that time by such Member either pursuant to Section 13 or, in the case of a new Member, upon its admission, and the denominator of which is the sum of the fair market value of the Company at the time immediately prior to such admission or additional contribution and the amount of all contributions made at the time of such admission or additional contribution.

Section 12.  CAPITAL CONTRIBUTIONS.

         SCHEDULE B attached hereto sets forth, among other things, the initial and subsequent capital contributions of property Allegheny has made to the Company and the agreed value of such property.

Section 13.  ADDITIONAL CAPITAL CONTRIBUTIONS.

         For so long as MLIBK owns any of its percentage interests in the Company, Allegheny may make capital contributions to the Company only at fair market value, PROVIDED, HOWEVER, that Allegheny may contribute to the Company the assets specified as "Exempted Assets" on Schedule B hereto at book value; and PROVIDED, FURTHER, that the contribution to the Company of any or all of such Exempted Assets shall not be taken into account as additional capital contributions for purposes of Section 11 hereof.

         The Members are not required to make any additional capital contributions to the Company. However, Allegheny may make additional capital contributions to the Company at any time. To the extent that a Member makes an additional capital contribution (other than the Exempted Assets) to the Company, the Members shall revise SCHEDULE B of this Agreement . The provisions of this Agreement, including this SECTION 13, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14.  DISTRIBUTIONS.

         Distributions shall be made to each Member in accordance with its respective percentage interest in the Company at the times and in the aggregate amounts as determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any agreement of the Company.

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Section 15.  TAX ALLOCATION AGREEMENT.

        a. Parent shall provide to the Company a list of the entities that will be included in the consolidated United States federal income tax return to be filed by Parent for the current taxable period. Parent shall notify the Company of any changes to such list for the current taxable period and for any subsequent taxable period in which the Company is an "includible corporation" (within the meaning of Section 1504 of the Code) with respect to Parent. To the extent that the Company's Tax items are consolidated with the Tax items of any other entities on any Tax Return for any taxable period, the Company shall prepare pro forma Separate Company Tax Returns with respect to such taxable period, shall provide copies of such Returns to Parent and each Member prior to the date that is 30 days prior to the date of filing of the consolidated returns that will include the items reported on the Separate Company Tax Returns, and shall pay to the Parent an amount equal to the Taxes that would be payable by the Company and its subsidiaries if the Company and its subsidiaries filed Separate Company Tax Returns for such taxable period. The amount payable for any taxable period shall take into account any estimated tax or withholding tax previously paid by the Company or its subsidiaries with respect to such taxable period and the carryforward (determined on a Separate Company Tax Return basis) of any deductions, credits or other Tax items of the Company or its subsidiaries from preceding taxable periods. Such payments shall be made to the Parent on or prior to the date such payments (including estimated tax payments) would have been due to the Internal Revenue Service (or such other relevant Tax authority) if the Company and its subsidiaries were required to file Separate Company Tax Returns with such Tax authority. In the event that Parent or any Member disagrees with the amount of Taxes shown on any pro forma Separate Company Tax Return provided to it by the Company, such party shall notify the Company of such dispute within 10 days of its receipt of such return. In the event of such a dispute, Parent, the Company and the Members agree to consult and to attempt in good faith to resolve such dispute. If any such dispute is not resolved at least 10 days prior to the due date for filing the consolidated return, the party initiating such dispute shall be entitled to have such Separate Company Tax Return and the computation of Taxes shown thereon reviewed by the Company's outside accounting firm (currently PricewaterhouseCoopers LLP), and the determination of such outside accounting firm with respect to such Separate Company Tax Return and the Taxes shown thereon shall be binding upon all parties. The fees of such outside accounting firm for the conduct of such review shall be borne by the Parent and by the Member(s) that gave notice of dispute (or, in the case of notice by the Parent and not by any other Member, by the Parent and the Company) in the same proportion as the proportion of the dollar amounts as to which each party did not prevail in such dispute.

        b. Within 90 days following the end of any taxable period, the Company shall determine the amount of any Tax refund, including a refund from the carryback or carryforward of any deduction, credit, or other Tax item, to which the Company would have been entitled if they had filed Separate Company Tax Returns (including all claims for refunds to which it would have been entitled), the Company shall thereupon notify the Parent and each Member of such determination, and the Parent (or the respective Member that was the Parent for the taxable period with respect to which such Tax refund is owing) shall pay such amount to the Company within 45 days of the filing of the consolidated Tax Return for such taxable period to which such Tax refund relates (such payment to include any interest to which the Company would have been entitled if the Company had filed Separate Company Tax Returns and the respective Tax authority had paid such refund to the Company on the date such payment is actually made by the

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Parent). In the event that any Member believes that the Company would be entitled to a Tax Refund from the Parent pursuant to this SECTION 15 B. with respect to any taxable period that the Company has not claimed, such Member shall notify Parent, the Company and the other Members to that effect, setting forth the amount in dispute and the basis therefor, and Parent, the Company and the Members agree to consult and to attempt in good faith to resolve such dispute. If any such dispute is not resolved within 30 days from the date of the notice of dispute, such dispute shall be resolved by the Company's outside accounting firm (currently PricewaterhouseCoopers LLP), and the determination of such accounting firm shall be binding upon all parties. The fees of such outside accounting firm shall be borne by the Parent and the Member(s) that gave notice of dispute in the same proportion as the proportion of the dollar amounts as to which each did not prevail in such dispute. The Company shall reimburse the Parent if and to the extent that items giving rise to such refund are subsequently disallowed by the respective Tax authority (such reimbursement to include any interest which the Company or its subsidiaries would have been required to pay if the Company and its subsidiaries had filed Separate Company Tax Returns, received the refund and made repayment to the respective Tax authority on the date such repayment is actually made to the Parent, and to include penalties to the extent that Parent was actually liable therefor). Such repayment shall be made within thirty (30) days following such notice of disallowance except that, if the Parent has not paid any amounts attributable to such disallowance and such disallowance is being contested before the appropriate governmental authorities in good faith, the Company shall not be required to make payment until such time as such disallowance is finally determined in such proceeding.

        c. (i) If adjustments are made by any Tax authority to any consolidated return in which the Company is included after the date on which such returns are filed with such Tax authority, and such adjustments would have required a larger or smaller payment by the Company to the Parent, or by the Parent to the Company, if made on the original return in accordance with the provisions of paragraph a. or b. of this SECTION 15, then the Company shall pay to the Parent or the Parent shall pay to the Company, as the case may be, an appropriate supplemental amount to reflect such larger or smaller payment. Payments by the Company and by the Parent under this paragraph shall include interest, computed at the "overpayment rate" provided in Section 6621 of the Code, compounded semiannually, to the extent that the Company would have been required to pay or would have been entitled to receive interest, as the case may be, if the Company had filed Separate Company Tax Returns and made or received such payment to or from the respective Tax authority on the date such payment is actually made. Such supplemental payments shall be made not later than the time any payments are made to, or refunds (or credits) are received from, the respective Tax authority. Parent shall notify the Members of the amount and basis of any payment to be made to or by the Company hereunder. If any Member disputes such payment, or the amount thereof, such Member shall give Parent, the Company and the other Members written notice to that effect, setting forth the amount disputed and the basis therefor, and Parent, the Company and the Members agree to consult and to attempt in good faith to resolve such dispute. If any such dispute is not resolved within 60 days from the date of the notice of dispute, such dispute shall be resolved by the Company's outside accounting firm (currently PricewaterhouseCoopers LLP) and the determination of such accounting firm shall be binding upon all parties. The fees of such outside accounting firm shall be borne by the Parent and the Member(s) that gave notice of dispute in the same proportion as the proportion of the dollar amounts as to which each did not prevail in such dispute.

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        (ii) The Parent shall notify each Member within 10 days of receiving notice from any Tax authority of any audit or proposed adjustment, or any demand or claim, that could affect the liability of the Company for Taxes (or the entitlement of the Company to a Tax refund payment hereunder), and shall promptly notify the Members of the commencement of any other administrative or judicial proceeding related to Taxes or Tax Returns of the Company. Parent shall have the right to control any such proceeding; PROVIDED, HOWEVER, that Parent shall diligently keep each Member appraised of all developments in such regard, and shall promptly respond to all requests for information with respect to such audit from any Member. Each Member shall have the right to participate in such audit or other proceeding (solely as it relates to the Company) at its own expense. Parent shall not enter into a compromise or settlement of any dispute with a Tax authority except with the consent of the Members (which consent shall not be unreasonably withheld). Parent agrees that in negotiating any compromise or settlement of any dispute with any Tax authority it will act in good faith and use reasonable efforts to ensure that the Company is not treated on a basis less favorable than other members of the consolidated group of which Parent is member. Parent, the Company and the Members agree to attempt in good faith to resolve any disagreement with respect to a proposed settlement. If any such disagreement is not resolved within 30 days, and if a Member does not consent to a settlement or compromise of such dispute proposed by the Parent, then the Parent and such Member shall select an independent outside accounting firm to evaluate such dispute and the determination of such accounting firm shall be binding on all parties. Such Member shall bear the cost of such independent accounting firm (subject to reimbursement by Parent to the extent provided in the next sentence) and shall reimburse the Company to the extent that (i) the amount of Taxes determined by such accounting firm to be payable by the Company with respect to dispute exceeds (ii) the total amount of Taxes that would have been payable by the Company with respect to such dispute if such settlement or compromise proposed by the Parent had been accepted at the time originally proposed by Parent. The Parent shall thereupon reimburse such Member for the cost of such independent accounting firm to the extent that the amount described in clause (ii) in the foregoing sentence exceeds the amount described in clause
(i) thereof.

        d. If any payment required to be made by the Parent to the Company, or by the Company to the Parent, under this SECTION 15, is not made on or prior to the date such payment is due, then (i) if such payment includes an interest component, such interest component shall be computed to the date payment is actually made notwithstanding the due date for such payment; and (ii) in the case of payments other than Taxes, if such payment does not otherwise include an interest component, interest shall accrue on the unpaid amounts from the date such payment is due to the date such payment is actually made at "overpayment rate" under Section 6621(a) of the Code, compounded semiannually.

        e. The Parent shall indemnify and hold harmless the Company from and against all Taxes of the Parent (and other corporations included in the consolidated or combined return of the Parent and its subsidiaries), other than Taxes of the Company, for any and all periods, and from and against any and all Indemnifiable Tax Damages arising out of or in any manner directly attributable to such Taxes.

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        f.   After such time as the Company (or any of its Tax items) shall cease to be included in a consolidated return with the Parent, the Parent shall reimburse the Company for the use of any Tax attributes of the Company in any Tax Return of the Parent (or any of its Affiliates) to the extent that there was not a corresponding benefit to the Company in determining amounts payable by the Company to the Parent in respect of Taxes (or the amount of any refund to the Company by the Parent in respect of Taxes) hereunder. Such reimbursement shall be made at the time and in the amount, that such Tax attribute would have reduced the Taxes payable by the Company had the Company filed Separate Company Tax Returns and not been included in a consolidated Tax Return with the Parent.

        g. In the case of income Taxes and income Tax Returns other than those (if any) for which the Company is included in a consolidated return with the Parent, the Company shall provide to the Parent (if any) and each Member copies of all such Tax Returns of the Company at least 30 days prior to the due date for filing such returns (including extensions). A Member shall notify the Company of any dispute with respect to any such Tax Return within 10 days of its receipt of such return. In the event of such a dispute, the Company and the Members agree to consult and to attempt in good faith to resolve such dispute. If any such dispute is not resolved at least 10 days prior to the due date for filing the consolidated return, such dispute shall be resolved by the Company's outside accounting firm (currently PricewaterhouseCoopers LLP), and the determination of such accounting firm shall be binding upon all parties. The fees of such outside accounting firm shall be borne by the Company and the Member(s) that gave notice of dispute in the same proportion as the proportion of the dollar amounts as to which each did not prevail in such dispute. To the extent that the Company (or any of its subsidiaries) is included in a consolidated or combined return with the Parent, the Company shall provide to the Parent and each Member, within 30 days after the original due date for the filing of such returns (without regard to any extension granted in respect thereof) (or, if earlier, prior to the date that is 30 days prior to the date of filing of the consolidated returns that will include the Company), a copy of all information required to be included in such consolidated or combined return as relates to the Company or any of its subsidiaries (to the extent that such information was not contained in the pro forma Separate Company Tax Returns prepared and delivered pursuant to SECTION 15 a. hereof).

        h. The Company shall promptly notify the Members in writing of the commencement of any Tax audit or administrative or judicial proceeding or any demand or claim related to Taxes or Tax Returns of the Company. Thereafter the Company shall diligently keep each Member appraised of all developments in such regard, and shall promptly respond to all requests for information with respect to such audit from any Member. Each Member, if it receives written notice thereof (other than pursuant to the preceding sentence), shall promptly notify the Company and the other Members in writing of its receipt of notice of the commencement of any Tax audit or administrative or judicial proceeding or any demand or claim which relates to any taxable year or portion thereof of the Company. Except in the case of consolidated returns governed by SECTION 15 c., the Company shall have the right to control any such proceeding; PROVIDED, HOWEVER, that each Member shall have the right to participate in such audit or other proceeding at its own expense. The Company shall not enter into a compromise or settlement of any dispute with a Tax authority except with the written consent of the Members (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that, if a Member does not consent to a settlement or compromise proposed by the Company, then such Member shall have the right to assume control of the proceeding, and such Member shall reimburse the

Company to the extent that the amount of Taxes finally determined to be payable by the Company with respect to such proceeding, plus reasonable professional fees and other third-party costs incurred by or on behalf of the Company with respect to such issue subsequent to the date such settlement or compromise was proposed by the Company, exceeds the total amount of Taxes that would have been payable by the Company if such settlement or compromise proposed by the Company had been accepted (and the remainder shall be borne by the Company).

        i. The Company, the Parent and the Members will provide each other with such cooperation and information on a timely basis as either the Company or the Parent or any Member reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns of the Company or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities, but in no event shall the Parent or any Member be required by any provision of this Agreement to disclose to any other party any information relating to its operations other than those of the Company or the Company's subsidiaries. The Company and each Member shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided by it hereunder. The Company shall make available to each of the Members, on a mutually convenient basis, such personnel as would be reasonably necessary or helpful to each of the Members in connection with the conduct of any audit or administrative or judicial proceeding with respect to which any Member has any potential liability. The Company shall retain all returns. schedules and work papers and all records or other documents relating to tax matters of the Company until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate (including extensions to the extent such party has notice of such extensions for the respective tax periods), or (ii) 6 years following the due date (without extension) for such returns. Notwithstanding the foregoing, the Company shall not dispose of any records or any other documents relating to Tax matters unless it has previously notified each Member and each Member has declined to take custody of such records or other documents. Any information obtained under this
SECTION 15 j. shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

        j. In the event that any Member (including a Parent) or the Company shall expend any amounts that could, under the provisions hereof, constitute Indemnifiable Tax Damages, such Member or the Company shall consult with the other Members and the Company in advance of any such initial expenditure, and on an ongoing basis, with respect to the amount and nature of the expenses being so incurred, and each shall use reasonable efforts in good faith to minimize the amount of Indemnifiable Tax Damages.

        k. Reference in this SECTION 15 to the Company shall include reference to its subsidiaries. Reference to returns filed on a consolidated basis shall include reference to returns filed on a combined, unitary or other similar basis.

Section 16.  ARM'S-LENGTH TRANSACTIONS.

         Other than with respect to agreements relating to provider of last resort or similar obligations, all agreements, arrangements, transactions or otherwise between Allegheny (or any of its Affiliates other than the Company) and the Company after the date hereof shall be entered into on the terms and conditions that two unaffiliated parties would have agreed as fair and reasonable (unless a different standard is required by the SEC under PUHCA (and the rules and regulations thereunder) or the FERC under the Federal Power Act (and the rules and regulations thereunder), or any state utility regulatory body in which case such SEC, FERC or state standard shall apply).

Section 17.  BOOKS AND RECORDS.

         The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Board. The Members and their duly authorized representatives shall have the right to receive copies of records relating to any adjustments of the percentage interests in the Company. The Company's books of account shall be kept using the method of accounting determined by the written consent of a Majority. The Company's independent auditor, if any, shall be an independent public accounting firm selected by a Majority.

Section 18.  REPORTS.

        a. Within 60 days after the end of each fiscal quarter, the Board shall cause to be prepared an unaudited report setting forth as of the end of such fiscal quarter:

             i. unless such quarter is the last fiscal quarter, a balance sheet of the Company; and

             ii. unless such quarter is the last fiscal quarter, an income statement of the Company for such fiscal quarter.

        b. The Board shall use diligent efforts to cause to be prepared and mailed to the Members, as of the date audited financial statements have to be prepared in accordance with the Securities and Exchange Act of 1934, as amended, an audited report setting forth as of the end of such fiscal year:

             i.  a balance sheet of the Company; and

             ii. an income statement of the Company for such fiscal year.

        c. The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company's independent accountants, if any, to prepare and transmit to the Members as promptly as possible any such tax information as may be reasonably necessary to enable the Members to prepare their federal, state and local income tax returns relating to such fiscal year.

Section 19.  OTHER BUSINESS.

         The Members and any Affiliate of the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others; PROVIDED, that the foregoing shall not release MLIBK or any of its Affiliates from, or otherwise affect in any respect, the obligations of MLIBK and its Affiliates set forth in Section
5.08 of the Asset Contribution and Purchase Agreement. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20.  EXCULPATION AND INDEMNIFICATION.

        a. Neither the Members nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Members (collectively, the "COVERED PERSONS") shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

        b. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; PROVIDED, HOWEVER, that any indemnity under this SECTION 20 by the Company shall be provided out of and to the extent of Company assets only, and the Members shall not have personal liability on account thereof; and PROVIDED FURTHER that, so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this SECTION 20 shall be payable from amounts allocable to any other Person and, so long as any Obligation is outstanding, all such indemnity payments under this SECTION 20 shall be subordinated to any amounts payable to any other Person.

        c. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this SECTION 20; PROVIDED, HOWEVER, that any such advance shall be subordinated to any amounts payable to any other Person.

        d. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

        e. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

        f. The foregoing provisions of this SECTION 20 shall survive any termination of this Agreement.

Section 21.  TRANSFER AND ASSIGNMENTS.

         Allegheny may transfer, convey, assign or otherwise dispose of, in whole or in part, its percentage interest in the Company to any person. No other Member of the Company may transfer, convey, assign or otherwise dispose of, in whole or in part, its percentage interests in the Company; PROVIDED, that MLIBK may transfer, convey, assign or otherwise dispose of its percentage interests in the Company as permitted by Section 5.18 of the Asset Contribution and Purchase Agreement. If any Member transfers all of its percentage interest in the Company pursuant to and in accordance with this SECTION 21, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, take the place of such Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 22.  ADMISSION OF ADDITIONAL MEMBERS.

         One or more additional members of the Company may be admitted to the Company with the written consent of a Majority.

Section 23.  DISSOLUTION.

        a. Subject to SECTION 8, the Company shall be dissolved, and its affairs shall be wound up, upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

        b. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

        c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

        d. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 24.  WAIVER OF PARTITION; NATURE OF INTEREST.

         Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of creditors with respect to any distribution pursuant to
SECTION 14 hereof. The percentage interests of the Members in the Company are personal property.

Section 25.  BENEFITS OF AGREEMENT; NO THIRD-PARTY RIGHTS.

         None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any of the Members. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 26.  SEVERABILITY OF PROVISIONS.

         Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27.  ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 28.  GOVERNING LAW.

         This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 29.  AMENDMENTS.

         Subject to SECTION 8, this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by a Majority; PROVIDED, that no modification, alteration, supplement or amendment shall affect in any material respect the rights of MLIBK (or its successors or assigns) as a Member (and it being understood that any merger or consolidation of the Company with any other entity shall not be deemed a modification, alteration, supplement or amendment) including the rights of MLIBK to: (i) maintain its percentage interest pursuant to the formula set forth in
Section 11 herein; (ii) transfer its percentage interest in the Company to a wholly owned subsidiary of Merrill Lynch & Co., Inc. in accordance with Section 21 herein; and (iii) exercise its right to sell its percentage interest in accordance with Section 5.19 of the Asset Contribution and Purchase Agreement; nor shall any modification, alteration, supplement or amendment affect in any material respect the rights of MLCS (or its successors or assigns) to (x) nominate one Director to serve on the Board; (y) remove or expel, with or without cause, at any time, such nominated director.

Section 30.  COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 31.  NOTICES.

         Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in
SECTION 2, (b) in the case of the Members, to the Members at their addresses as listed on SCHEDULE B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other parties.

Section 32.  EFFECTIVENESS.

         This Agreement shall be effective as of June 29, 2001.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Fourth Amended and Restated Limited Liability Company Agreement as of the 29th day of June, 2001.

                                            MEMBERS:

                                            ALLEGHENY ENERGY, INC.



                                            By:    /s/ Michael P. Morrell
                                               ---------------------------------
                                                 Name: Michael P. Morrell
                                                 Title: Senior Vice President


                                            ML IBK POSITIONS, INC.



                                            By:     /s/ Curtis W. Cariddi
                                               ---------------------------------
                                                 Name:  Curtis W. Cariddi
                                                 Title: Vice President

                                   SCHEDULE A

                                   DEFINITIONS

(a)       DEFINITIONS

         When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

         "ACT" has the meaning set forth in the preamble to this Agreement.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

         "AGREEMENT" means this Fourth Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

         "ALLEGHENY" has the meaning set forth in the preamble to this Agreement.

         "ASSET CONTRIBUTION AND PURCHASE AGREEMENT" means the Asset Contribution and Purchase Agreement, dated January 8, 2001, as amended by the First Amendment to the Asset Contribution and Purchase Agreement, dated March 2, 2001, between Merrill Lynch & Co., Inc. and MLCS, as sellers, and Allegheny, the Company and Allegheny Energy Global Markets, LLC, as purchasers.

         "BANKRUPTCY" means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of `Bankruptcy" set forth in Sections 18-101(10 and 18-304 of the Act.

         "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         "CERTIFICATE OF FORMATION" means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on November 12, 1999, as amended or amended and restated from time to time.

         "CODE" means the Internal Revenue Code.

         "COMPANY" means Allegheny Energy Supply Company, LLC, a Delaware limited liability company.

         "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. "Controlling" and "Controlled" shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

         "COVERED PERSONS" has the meaning set forth in SECTION 20 a.

         "DIRECTORS" means the Persons elected to the Board of Directors from time to time by the Members in their capacity as managers of the Company. Each Director (other than any Director nominated by MLCS) is hereby designated as a "manager" of the Company within the meaning of Section 18-101(10) of the Act.

         "FERC" has the meaning set forth in SECTION 6 hereof.

         "INDEMNIFIABLE TAX DAMAGES" means any and all claims, liabilities, losses, damages, costs and expenses arising out of the claim covered by the respective indemnity, but only to the extent that any of the foregoing are payable to third parties (including, without limitation, court costs and reasonable fees of independent professionals incurred in the investigation, defense or settlement of the claim covered by the respective indemnity).

         "MAJORITY" has the meaning set forth in SECTION 4.

         "MEMBERS" means Allegheny and MLIBK and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

         "MLCS" shall mean Merrill Lynch Capital Services, Inc., a Delaware corporation.

         "MLIBK" has the meaning set forth in the preamble to this Agreement.

         "OBLIGATIONS" shall mean the indebtedness, liabilities and obligations of the Company under or in connection with this Agreement or any related document in effect as of any date of determination.

         "OFFICER" means an officer of the Company described in SECTION 9 hereof.

         "PARENT" means the entity that files a Tax Return which includes the Tax items of the Company and its subsidiaries on a consolidated basis. If the Parent is not a Member, then reference to the Parent includes reference to any Member that is included in the consolidated return with the Parent.

         "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

         "SEPARATE COMPANY TAX RETURNS" means Tax Returns for the Company as such Tax Returns would be prepared and filed if they were prepared and filed without consolidation with any other entities (other than the Company and its subsidiaries), but in each case with consolidation of the Company and its subsidiaries to the maximum extent permitted for the respective Tax Return. Each Separate Company Tax Return shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported on any Tax Return of the Company or on any other Separate Company Tax Return unless such inconsistent treatment is (i) required due to a change in law or circumstances, or (ii) permitted by law, the Company elects to make such change in treatment, and such change would not be prejudicial to the Parent.

         "SEC" means the United States Securities and Exchange Commission.

         "TAX" or "TAXES" means all federal, state, local and foreign income, gross receipts, sales, use, employment, franchise, profits, excise, property or other taxes, estimated taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

         "TAX RETURN" or "TAX RETURNS" means all returns or reports required to be filed under any statute, rule or regulation relating to Taxes, including attachments, schedules or amendments thereof.

(b)       RULES OF CONSTRUCTION

         Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation." The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

                                   SCHEDULE B

                                     MEMBERS

---------------------------------------------------------------------------------------------

NAME                      MAILING ADDRESS             PERCENTAGE INTEREST IN THE COMPANY
---------------------------------------------------------------------------------------------
Allegheny Energy, Inc.    10435 Downsville Pike                      98.033%
                          Hagerstown, MD 21740
---------------------------------------------------------------------------------------------
ML IBK Positions, Inc.    4 World Financial Center                    1.967%
                          24th Floor
                          New York, NY 10080
                          Attn: Curt Cariddi
---------------------------------------------------------------------------------------------



                              CAPITAL CONTRIBUTIONS

Agreed Value of Initial Capital           $100,000
Contribution:

Agreed Value of Subsequent Capital        Allegheny Energy, Inc.: $5,731,000,000
Contribution:                             ML IBK Positions: $115,000,000

                                 EXEMPTED ASSETS

1.       All of the generating assets of Monangahela Power Company.

2. The Assets to be contributed to the Company pursuant to that certain Purchase and Sale Agreement, dated as of November 11, 2000, by and between Enron North America Corp., a Delaware corporation, and the Company.

3. The hydro-electric generating assets located in the State of Virginia of The Potomac Edison Company.

                                   SCHEDULE C


--------------------------------------------------------------------------------
Directors Nominated by Allegheny         Advisory Director Nominated by MLCS
                                         (non-voting)
--------------------------------------------------------------------------------
         Alan J. Noia, Chairman          Flavio C. Bartmann

         Michael P. Morrell

         Jay S. Pifer

         Richard J. Gagliardi

         Bruce E. Walenczyk

         Thomas K. Henderson

         Victoria V. Schaff

--------------------------------------------------------------------------------

                                   SCHEDULE D


OFFICERS                                 TITLE
--------                                 -----

Alan J. Noia                             Chairman of the Board &
                                         Chief Executive Officer

Michael P. Morrell                       President and Chief Operating Officer

David C. Benson                          Vice President

Bruce E. Walenczyk                       Vice President

James P. Garlick                         Vice President

Thomas K. Henderson                      Vice President

Marleen L. Brooks                        Secretary

Thomas C. Sheppard, Jr.                  Assistant Secretary

Ruth R. Tolbert                          Assistant Secretary

Patricia J. Clark                        Assistant Secretary

David J. Bevilacqua                      Assistant Secretary

Thomas J. Kloc                           Controller

Regis F. Binder                          Treasurer

Terry Walker                             Assistant Treasurer

Keith L. Warchol                         Assistant Treasurer


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